Salarius Pharmaceuticals Announces $6 Million Private Placement
Priced At-the-Market Under Nasdaq Rules

HOUSTON (May 12, 2023) – Salarius Pharmaceuticals, Inc. (NASDAQ: SLRX), a clinical-stage biopharmaceutical company using protein inhibition and protein degradation to develop cancer therapies for patients in need of new treatment options, today announced that it has entered into definitive agreements for the issuance and sale of an aggregate of 3,636,364 shares of its common stock (or common stock equivalents in lieu thereof), Series A-1 warrants to purchase up to an aggregate of 3,636,364 shares of common stock and Series A-2 warrants to purchase up to an aggregate of 3,636,364 shares of common stock at a purchase price of $1.65 per share (or common stock equivalent) and accompanying warrants in a private placement priced at-the-market under Nasdaq rules. The private placement is expected to close on or about May 16, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the private placement.

The Series A-1 warrants will have an exercise price of $1.40 per share, will be exercisable immediately upon issuance and have a term of five and one-half years from the date of issuance. The Series A-2 warrants will have an exercise price of $1.40 per share, will be exercisable immediately upon issuance and have a term of 18 months from the date of issuance.

The gross proceeds to the Company from the private placement are expected to be approximately $6 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the private placement for further development of its product candidates and working capital and general corporate purposes.

The offer and sale of the foregoing securities in the private placement are being made in a transaction not involving a public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) of Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws. Accordingly, the securities in the private placement may not be reoffered or resold in the United States except pursuant to an effective registration statement with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.
The Company has agreed to file an initial registration statement with the SEC covering the resale of the securities to be issued in the private placement no later than 15 days following the date of the agreement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Salarius Pharmaceuticals
Salarius Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing therapies for patients with cancer in need of new treatment options. Salarius’ product portfolio includes seclidemstat, Salarius’ lead candidate, which is being studied as a potential treatment for pediatric cancers, sarcomas and other cancers with limited treatment options, and SP-3164, an oral small molecule protein degrader.

Seclidemstat has received fast track, orphan drug and rare pediatric disease designations for Ewing sarcoma from the U.S. Food and Drug Administration and is currently in a Phase 1/2 clinical trial for relapsed/refractory Ewing sarcoma. Salarius is also exploring seclidemstat’s potential in several cancers with high unmet medical need, with an investigator-initiated Phase 1/2 clinical study in hematologic cancers at MD Anderson Cancer Center. Salarius has received financial support from the National Pediatric Cancer Foundation to advance the Ewing program and was a recipient of a Product Development Award from the Cancer Prevention and Research Institute of Texas (CPRIT). SP-3164 is currently in IND-enabling studies and anticipated to enter the clinic in 2023.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These forward-looking statements may be identified by terms such as “will,” “believe,” “developing,” “expect,” “may,” “progress,” “potential,” “could,” “look forward,” “encouraging,” “might,” “should,” and similar terms or expressions or the negative thereof. Examples of such statements include, but are not limited to, statements relating to the following: the completion of the private placement; the satisfaction of customary closing conditions related to the private placement; the future of the company’s Phase 1/2 trial of seclidemstat as a treatment for Ewing sarcoma and FET-rearranged sarcomas, including our plans to engage in further dialogue with the FDA on various topics relating to further clinical development and possible registration pathways; the advantages of protein degraders including the value of SP-3164 as a cancer treatment; the timing of clinical trials for SP-3164 and expected therapeutic options for SP-3164 and related effects and projected efficacy; the timing of Salarius’ IND submissions to the FDA and subsequent timing for initiating clinical trials; interim data related to Salarius’ clinical trials, including the timing of when such data is available and made public; Salarius’ growth strategy; the value of seclidemstat as a treatment for Ewing sarcoma, Ewing-related sarcomas, and other cancers and its ability to improve the life of patients; expanding the scope of Salarius’ research and focus to high unmet need patient populations; milestones of Salarius’ current and future clinical trials, including the timing of data readouts. Salarius may not actually achieve the plans, carry out the intentions or meet the expectations or objectives disclosed in the forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and performance to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: satisfaction of the customary closing conditions of the private placement; market and other conditions, Salarius’ ability to continue as a going concern; the sufficiency of Salarius’ capital resources; the ability of, and need for, Salarius to raise additional capital to meet Salarius’ business operational needs and to achieve its business objectives and strategy; future clinical trial results and the impact of such results on Salarius; that the results of studies and clinical trials may not be predictive of future clinical trial results; risks related to the drug development and the regulatory approval process; the competitive landscape and other industry-related risks; and other risks described in Salarius’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on management’s assumptions and estimates as of such date. Salarius disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.
CONTACT:

LHA Investor Relations
Kim Sutton Golodetz
kgolodetz@lhai.com
212-838-3777

# # #